EXHIBIT 99.1

1606 Corp. Advances Power Acquisition as Financing Discussions Accelerate

PHOENIX, AZ – June 3, 2026 – 1606 Corp. (OTC: CBDW) announced continued progress toward the acquisition of the power generation and infrastructure project, including the execution of an Amendment to its Purchase and Sale Agreement with Jefferson Enterprise Energy, LLC, extending the closing date to October 31, 2026. The Company currently anticipates completing the transaction prior to the extension deadline.

The amendment reflects the continued commitment of both parties to complete the acquisition while providing additional time to finalize financing and satisfy remaining closing requirements. As part of the amendment, 1606 Corp. has made an extension payment and continues to work closely with the seller to advance the transaction toward closing.

Over the past several weeks, management has been actively engaged with a broad range of institutional investors, family offices, and energy-focused financing groups regarding both the acquisition and long-term development of the project. The Company has received multiple indications of interest, term sheets, and proposed financing structures and is actively evaluating several opportunities. No financing commitment has been signed at this time.

“We are pleased to have executed the Third Amendment and to report continued progress in financing discussions,” said Austen Lambrecht, Chief Executive Officer of 1606 Corp. “Over the past several weeks, we have continued discussions with multiple groups. We remain focused on completing the transaction and look forward to providing further updates as developments occur.”

Project Progress Update

The project consists of approximately 132 acres in Angelina County, Texas and includes an existing power generation facility, extensive utility infrastructure, rail access, industrial improvements, and a 50,000-square-foot warehouse.

Since announcing the transaction, the Company has made meaningful progress across multiple workstreams, including engineering reviews, operational planning, financing initiatives, and strategic development efforts. Current activities include:

•	Detailed engineering and operational assessments of the power generation facility.
•	Evaluation of biomass upgrade opportunities and long-term feedstock strategies.
•	Planning for future data center and AI infrastructure development.
•	Grid interconnection, power marketing, and power offtake evaluations.
•	Engagement with technology, energy, and infrastructure partners.
•	Financial modeling, capital planning, and phased development strategies.

Management has also continued reviewing historical engineering reports, environmental studies, operational assessments, and infrastructure documentation to further refine development plans and capital expenditure estimates.

The Company believes the combination of existing power infrastructure, industrial improvements, strategic location, and future expansion potential creates a compelling platform opportunity capable of supporting significant long-term value creation.

Company Strategy

The acquisition represents a step in 1606 Corp.’s strategy of acquiring and developing energy infrastructure assets. The Company’s strategy and development plans will be described in further detail in its SEC filings.

Looking Ahead

1606 Corp. remains focused on completing the acquisition, securing project financing, and advancing development initiatives. Management believes recent progress in financing discussions, strategic partnerships, and project diligence has strengthened the Company’s position and continues to move the transaction toward closing.

The Company expects to provide additional updates regarding financing activities, project milestones, and closing progress as developments occur.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to: reliance on unaudited statements; the Company’s need for additional funding; the Company’s ability to satisfy its remaining payment obligations under the Purchase and Sale Agreement (as amended), including the timely payment of the remaining $112,000 extension fee balance due on or before June 30, 2026; the risk that financing for the acquisition may not be obtained on acceptable terms or at all; the risk that the transaction may not close by October 31, 2026 or at all; pending litigation and title matters affecting the property, including a tax suit and a related insurance suit currently set for trial on August 17, 2026; the seller’s ability to satisfy title clearance conditions required for closing; the impact of competitive products and services and pricing; the demand for the Company’s products and services; and other risks that are detailed from time-to-time in the Company’s filings with the SEC. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in the Company’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents the Company has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

1606 Contact

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

SOURCE: 1606 Corp.

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